Exhibit 10.61

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is entered into by and between Diodes Incorporated (the “Company”) and Raymond James & Associates, Inc. (“Holder” and, collectively with the Company, the “Parties”), effective as of September 28, 2009. The Company and Holder hereby agree, covenant, represent and warrant as follows:

Article I.    The Exchange

Section 1.01 Exchange of Shares for Notes.

The Company will issue 976,424 shares (the “Shares”) of the Company’s common stock, par value $0.66 2/3 per share, CUSIP 254543101 (the “Common Stock”) in exchange for $19,837,000 aggregate principal amount of the Company’s outstanding 2.25% Convertible Senior Notes Due 2026, CUSIP 254543AA9 (the “Notes”) held by Holder (the “Exchange”) in the form of beneficial interests in a global note held by the Depository Trust Company (“DTC”).

Section 1.02 Delivery of Notes.

On the same date as this Agreement (the “Closing”), Holder shall electronically transfer the Notes to an account at DTC identified by the Company as participant account number 2145.

Section 1.03 Issuance of Shares.

On Closing the Company shall deliver:

The Shares through DTC to the account identified below:

Raymond James & Associates, Inc.

DTC 0725

For further credit to: Raymond James & Associates, Inc. REORG area

Contact: Robert Scopel 727-567-3711

Section 1.04 Payment of Interest.

The Company and Holder agree that, except as expressly provided in this Section 1.04, the issuance of Shares in the Exchange constitutes satisfaction in full of any and all amounts (including without limitation principal, interest and any other fees) owed by the Company to Holder in connection with the Notes. On Closing, the Company shall deliver to Holder $219,446.81 in cash representing all accrued but unpaid interest on the Notes by wire transfer to the account identified below:

Bank: Citibank, N.A.

111 Wall Street

New York, NY 10043

ABA No.: 021000089

Account No.: 40776559

Acct Name: Raymond James & Associates, Inc.

Further Credit: Equity Linked Strategies

ATTN: Nancy Kirkpatrick

Article II.    Representations and Warranties

Section 2.01 Registration.

The Parties each hereby acknowledge that, subject to the accuracy of the representations of the other Party in this Agreement, the Shares are being issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon Section 3(a)(9) thereof.

Section 2.02 Company Representations.

The Company hereby represents as follows:

(i) This Agreement has been duly and validly authorized, executed and delivered by the Company and shall constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(ii) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Exchange contemplated hereby will not (i) result in a violation of the certificate of incorporation or bylaws of the Company, (ii) violate any material agreement to which the Company is a party or by which the Company or any of its property or assets is bound, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Company, except for such violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, properties or condition (financial or otherwise) of the Company or on the ability of the Company to perform its obligations hereunder.

(iii) The execution, delivery and performance by the Company of this Agreement and the consummation of the Exchange contemplated hereby require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official on the part of the Company.

(iv) The Shares will be, when issued in accordance with this Agreement, duly issued, fully-paid, non-assessable and freely transferable in accordance with the Securities Act.

(v) Upon issuance thereof in accordance with the terms of this Agreement, the Shares shall not constitute “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, any certificate(s) representing the Shares shall not bear any restrictive legend, and no “stop transfer” or similar order shall be maintained against the Shares with the Company’s transfer agent.

(vi) The Company has not paid and will not pay any commission or similar remuneration to any person in connection with the solicitation or effectuation of the Exchange.

(vii) The Company has not engaged any broker, finder or other entity acting under the authority of the Company or any of its affiliates that is entitled to any commission or other fee in connection with the Exchange.

(viii) The Company has not provided to Holder any material information that has not been publicly disclosed concerning the Company, its subsidiaries and affiliates, including, but not limited to, the general business, plans and prospects of the Company, its subsidiaries and affiliates as well as possible future financings and other transactions or changes in the Company’s capital structure (the “Material Non-Public Information”) nor any other information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. The Company acknowledges that Holder has not requested to be provided with any Material Non-Public Information or any such other information referred to in the immediately preceding sentence.

Section 2.03 Holder Representations.

Holder hereby represents as follows:

(i) It is the sole legal and beneficial owner of the Notes to be exchanged by Holder hereunder and the delivery of the Notes in accordance with this Agreement will transfer ownership of the Notes to the Company free and clear of any liens, claims, interests, charges or other encumbrances.

(ii) It has not previously sold, assigned, conveyed, transferred or otherwise disposed of, in whole or in part, the Notes to be exchanged by Holder hereunder, nor has Holder entered into any agreement to sell, assign, convey, transfer or otherwise dispose of, in whole or in part, such Notes.

(iii) This Agreement has been duly and validly authorized, executed and delivered by Holder and shall constitute the legal, valid and binding obligation of Holder enforceable against Holder in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(iv) The execution, delivery and performance by Holder of this Agreement and the consummation by Holder of the Exchange contemplated hereby will not (i) result in a violation of the organizational documents of Holder or (ii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to Holder, except for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Holder to perform its obligations hereunder.

(v) The execution, delivery and performance by Holder of this Agreement and the consummation of the Exchange contemplated hereby require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official on the part of Holder.

(vi) Holder, together with its affiliates, (i) immediately after giving effect to the Exchange and the issuance of the Shares, will not beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding, and (ii) has not and will not have beneficially owned in excess of 9.99% of the number of shares of Common Stock outstanding at any time during the ninety (90) day period ending on the date of the Closing. For purposes of the foregoing sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934.

(vii) The Notes do not constitute “restricted securities” as defined in Rule 144(a)(3) under the Securities Act.

(viii) Holder has not engaged any broker, finder or other entity acting under the authority of Holder or any of its affiliates that is entitled to any commission or other fee in connection with the Exchange.

(ix) Holder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in, and to make an informed investment decision with respect to, the Exchange and receipt of the Shares, and Holder acknowledges that (i) the Company makes no representation regarding the value of the Notes or the Shares and (ii) Holder has independently and without reliance upon the Company made its own analysis and decision to enter into the Exchange and exchange the Notes for the Shares.

(x) Holder acquired the Notes as principal and not for the account of any other person.

Section 2.04 Conditions to Parties’ Obligations.

The obligations of each Party hereunder at the Closing are subject to the satisfaction of each of the following conditions, provided that these conditions are for the sole benefit of such Party and may be waived by such Party at any time in its sole discretion by providing the other Party with prior written notice thereof:

(i) The other Party shall have executed this Agreement and delivered the same to such Party.

(ii) The representations and warranties of the other Party in this Agreement shall be true and correct as of the date when made and as of the date of the Closing as though made at that time.

Article III.    Miscellaneous

Section 3.01 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law whether of the State of New York or any other jurisdiction. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 3.02 Notices.

All communications in connection with this Agreement shall be in writing and shall be mailed by first class mail, postage prepaid, or delivered by courier, personal delivery or confirmed facsimile transmission.

Communications to the Company may be made to the following address, telephone and facsimile:

Name:	Diodes Incorporated
Attention:	Rick F. Yeh
Address:	15660 N. Dallas Parkway
Suite 850
Dallas, Texas 75248, USA
Telephone:	972 385 2829
Facsimile:	805 381 3841

Communications to the Holder may be made to the following address, telephone and facsimile:

Name:	Raymond James & Associates, Inc
ATTN:	Claude deSouza-Lawrence
Address:	880 Carillon Pkwy
Tower 3, 5th floor
St. Petersburg, FL 33716
Telephone: 727-567-2563
Cell phone: 917-856-4261
Facsimile: 866-597-4039

Amendment and Waiver.

This Agreement may be amended and the observance of any term of this Agreement may be waived, provided that such amendment or waiver is made in writing and signed by both Parties.

Section 3.03 Severability.

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 3.04 Entire Agreement.

This Agreement constitutes the entire agreement among the parties pertaining to the exchange of securities as contemplated herein and supersedes the Parties’ prior agreements, understandings, negotiations and discussions, whether oral or written, on such matters.

Section 3.05 Fees and Expenses.

Except as otherwise set forth in this Agreement, each Party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first written above.

COMPANY: DIODES INCORPORATED

By:
Richard D. White
Title:	Chief Financial Officer, Secretary and Treasurer

HOLDER: RAYMOND JAMES FINANCIAL, INC.

By:
Claude deSouza-Lawrence
Title:	Vice President, Equity Linked Strategies